                                            Exhibit 10.6

Aimmune Therapeutics, Inc.

8000 Marina Boulevard, Suite 300

Brisbane, CA 94005

June 13, 2019

Stephen G. Dilly, M.B.B.S., Ph.D. 8000 Marina Boulevard, Suite 300

Brisbane, California 94005 Dear Stephen:

As we have discussed, we are excited to offer you a temporary promotion, temporary increase in your base salary and an extension to the term of your stock options in connection with an anticipated increase in your commitment to Aimmune Therapeutics, Inc. (the "Company") as an employee on the terms described in this letter. As you know, on November 5, 2017, you and the Company entered into a Transition and Separation Agreement that was amended in December 2018 (the "Agreement") under which you are employed as Special Advisor to the Company.

Under the Agreement, as amended, your part-time employment with the Company is scheduled to end on December 31, 2019 (the "Employment End Date"). Under the Agreement, your current base salary is paid at the rate of $12,000 per annum (your "Existing Salary") and your outstanding equity awards continue to vest in accordance with their original terms.

In anticipation of a significant increase in the commitment required of you in connection with your employment with the Company, we are pleased to increase your base salary for the period of June 1, 2019 through September 30, 2019 (the "Full-Time Employment Period") to the rate of

$450,000 per annum (the "Temporary Salary"). From the date you sign this letter through the end of the Full-Time Employment Period, you will serve the Company as its Senior Vice President, Clinical Science. In addition to the Temporary Salary, each option to purchase Company common stock that is vested and outstanding as of the Employment End Date will remain outstanding until the earlier of December 31, 2021 or the original expiration date of the option. You acknowledge that, because of this extension, each option held by you that constitutes an "incentive stock option" will cease to constitute an incentive stock option upon your signature to this letter and will no longer be eligible for the potential tax benefits associated with incentive stock options.

Upon the end of the Full-Time Employment Period, your right to the Temporary Salary will end, your title will revert to Special Advisor and your base salary will revert to the Existing Salary.

For the avoidance of doubt, your options to purchase Company common stock will continue to vest through the Employment End Date and your vested options will remain outstanding through the earlier of December 31, 2021 or the original expiration date thereof.

If you are in agreement with the changes described in this letter, please indicate your acceptance of the terms of this letter by your signature below, and return it to me at your earliest

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convenience. Upon your signature to this letter, the Agreement will be deemed amended to reflect the terms of this letter. All other terms and conditions of the Agreement will not be affected by this letter.

Sincerely,

By:

Dougl. Sheehy

Generounsel & Secretary

Accepted and Agreed:

Stephen G. Dilly, M.B.B.S. , Ph.D.

Date:0""i-J1:.   112.o 1 9

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